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EXHIBIT 3.6

                             SAFARI ASSOCIATES, INC.
               Articles of Amendment to Articles of Incorporation
                     Pursuant to U.C.A. Section 16-10a-1006

FIRST: That at a meeting of the Board of Directors of Safari Associates, Inc. ("the Company") resolutions were duly adopted setting forth a proposed amendment of the Articles of Incorporation of the Company, declaring the amendment to be advisable and in the best interest of the Company and its shareholders.

The resolution setting forth the proposed amendment is as follows:

         RESOLVED, that the Articles of Incorporation of this corporation be amended by changing the Article thereof numbered "ARTICLE IV" so that, as amended, that ARTICLE IV shall be and read as follows:

 (a) The Article at present designated "ARTICLE IV" is amended to provide in its entirety:

                                  "ARTICLE IV"
                                      Stock

The aggregate number of shares which the corporation shall have authority to issue is One Hundred Million (100,000,000) million shares, divided into:

         100,000,000 Common Shares, having a par value of one tenth of a cent ($.001) per share;
                                       and
         10,000,000 Preferred Shares, having a par value of one tenth of a cent ($.001) per share.

A statement of the preferences, privileges, and restrictions granted to or imposed upon the respective classes of shares or the holders thereof is as follows:

         A. COMMON SHARES. The terms of the 100,000,000 Common Shares of the corporation shall be as follows:
         (1) Dividends. Whenever cash dividends upon the Preferred Shares of all series thereof at the time outstanding, to the extent of the preference to which such shares are entitled, shall have been paid in full for all past dividend periods, or declared and set apart for payment, such dividends, payable in cash, stock, or otherwise, as may be determined by the Board of Directors, may be declared by the Board of Directors and paid from time to time to the holders of the Common Shares out of the remaining net profits or surplus of the corporation.
                  (2) Liquidation. In the event of any liquidation, dissolution, or winding up of the affairs of the corporation, whether voluntary or involuntary, all assets and funds of the corporation remaining after the payment to the holders of the Preferred Shares of all series thereof of the full amounts to which they shall be entitled as hereinafter provided, shall be divided and distributed among the holders of the Common Shares according to their respective shares.
                  (3) Voting rights. Each holder of a Common Share shall have one vote in respect of each share of such stock held by him. There shall not be cumulative voting.
         B. PREFERRED SHARES. Prior to the issuance of any of the Preferred Shares, the Board of Directors shall determine the number of Preferred Shares to then be issued from the Ten Million (10,000,000) shares authorized, and such shares shall constitute a series of the Preferred Shares. Such series shall have such preferences, limitations, and relative rights as the Board of Directors shall determine and such series shall be given a distinguishing designation. Each share of a series shall have preferences, limitations, and relative rights identical with those of all other shares of the same series. Except to the extent otherwise provided in the Board of Directors' determination of a series, the shares of such series shall have preferences, limitations, and relative rights identical with all other series of the Preferred Shares. Preferred Shares may have dividend or liquidation rights which are prior (superior or senior) to the dividend and liquidation rights and preferences of the Common Shares and any other series of the Preferred Shares. Also, any series of the Preferred Shares may have voting rights.


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 (THE FOREGOING AMENDMENT OF ARTICLE IV IS MADE IN ORDER TO EFFECTUATE A ONE FOR
TEN REVERSE SPLIT OF THE CORPORATION'S AUTHORIZED AND ISSUED SHARES ON MARCH 28, 2003, THE DATE WE RECEIVED SUPPORT FROM A MAJORITY OF THE SHAREHOLDERS)

THIRD: To the extent that the amendment of Article IV set forth above provides for an exchange or reclassification of issued shares, the provisions for implementing the same are: the Corporation's board of directors has adopted a resolution providing that its transfer agent (American Registrar & Transfer Company, 342 East 900 South, Salt Lake City 84111 shall issue a new form company certificate representing one share of its $0.001 par value (that provided for by said amendment) stock for each ten shares of the Company's prior $0.001 par value stack that are represented by such old form certificate, as may be presented for registration of transfer in the ordinary course of business.

FOURTH: Each and all of the foregoing amendments were adopted by the majority of shareholders at the Annual Meeting of Shareholders held on March 14th and March 28, 2003.

FIFTH: (a) The Corporation had only one voting group as of the Meeting Date, and the record date for that Meeting was February 19, 2003. The 14,417,787 shares it then had issued and outstanding (and all of which were under its articles of incorporation entitled to vote generally on the amendments) of the only class of stock which the Corporation was then authorized to issue, to wit, $0.001 par value common stock.

 (b) A total of 9,879,454 votes were cast for, and 378,000 votes were cast against each of the amendments, which total, which affirmative number constituted 68.53%, or more than a majority of the Corporation's outstanding shares and was sufficient for approval and adoption of the amendments by the Corporation's sole voting group.

WHEREFORE, the undersigned Secretary of Safari Associates, Inc., hereby makes and executes these Articles of Amendment pursuant to specific authorization and direction from the board of directors of said Corporation to do so, an this 28th day of March 2003.

                  /s/  Morton Berger
                  ----------------------
                 Morton Berger, President


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